UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☐	Soliciting Material Pursuant to §240.14a-12

ENERGY FOCUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENERGY FOCUS, INC.
32000 AURORA ROAD, SUITE B
SOLON, OHIO 44139

May 1, 2023

Dear Stockholder:

You are cordially invited to this year’s Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually on Thursday, June 15, 2023, at 9:00 A.M., Eastern Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/EFOI2023, where you will be able to listen to and participate during the live meeting, submit questions, and vote online.

We believe that a virtual stockholder meeting will provide greater access to those who may want to attend, and therefore have chosen to conduct a virtual meeting rather than an in-person meeting. Because the Annual Meeting is virtual and being conducted electronically, stockholders cannot attend the Annual Meeting in person.

We are providing our proxy materials to our stockholders over the Internet. This reduces our environmental impact and our costs while ensuring our stockholders have timely access to this important information. Accordingly, stockholders of record at the close of business on April 18, 2023, will receive a Notice of Internet Availability of Proxy Materials with details on accessing these materials. Beneficial owners of our common stock at the close of business on April 18, 2023 will receive separate notices on behalf of their brokers, banks or other intermediaries through which they hold shares.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, I hope that you will vote as soon as possible. Please review the instructions to each of your voting options described in the accompanying Proxy Statement.

Please also note that if you hold your shares in “street name” through a bank or broker, that custodian cannot vote your shares on any non-routine matters without your specific instructions.

Thank you for your ongoing support of, and continued interest in, Energy Focus, Inc.

Very truly yours,

/s/ Lesley Matt
Lesley Matt
Chief Executive Officer

ENERGY FOCUS, INC.
32000 AURORA ROAD, SUITE B
SOLON, OHIO 44139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2023

TO STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Energy Focus, Inc. (the “Company”) will be held virtually on Thursday, June 15, 2023, at 9:00 A.M., Eastern Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/EFOI2023, where you will be able to listen to and participate during the live meeting, submit questions, and vote online. Because the Annual Meeting is virtual and being conducted electronically, stockholders cannot attend the Annual Meeting in person.
The Annual Meeting is being held for the following purposes:
1.To elect eight directors to serve until the next annual meeting or until their successors are elected and appointed, the nominees for which are as follows: Wen-Jeng Chang, Jennifer Cheng, K.R. “Kaj” den Daas, Jay (Chiao Chieh) Huang, Gina (Mei Yun) Huang, Brian Lagarto, Jeffery Parker and Stephen Socolof;
2.To approve a discretionary amendment to the Company’s certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock at a ratio of at least 1-for-2 and up to 1-for-10, with the exact ratio within the foregoing range to be determined by the Company’s board of directors;
3.To ratify the appointment of GBQ Partners LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2023;
4.To approve, on an advisory basis, the compensation of our named executive officers; and
5.To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 18, 2023 are entitled to notice of and to vote during the Annual Meeting and any adjournments or postponements thereof.
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. Your vote by proxy will ensure your representation at the Annual Meeting, regardless of whether you attend the meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2023:
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at: http://www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James R. Warren
James R. Warren
Senior Vice President, General Counsel and Corporate Secretary
Solon, Ohio
May 1, 2023

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

ENERGY FOCUS, INC.
32000 AURORA ROAD, SUITE B
SOLON, OHIO 44139

INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES

General
The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Energy Focus, Inc., a Delaware corporation (“Energy Focus,” “we,” “our,” “us” or the “Company”), for use during the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Thursday, June 15, 2023, at 9:00 A.M., Eastern Time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/EFOI2023, where you will be able to listen to and participate during the live meeting, submit questions, and vote online.
The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, by mail, or by email. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2023
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at: http://www.proxyvote.com.
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our stockholders rather than in paper form, which reduces the environmental impact of our Annual Meeting and our costs.
Accordingly, if you are a stockholder of record, a one-page Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) was mailed to you on or about May 1, 2023. Stockholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.
If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary forwarded you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.
Record Date and Share Ownership
Only stockholders of record at the close of business on April 18, 2023 (the “Record Date”) will be entitled to notice of and to vote during the Annual Meeting and any adjournments or postponements thereof. The Company had 19,243,610 shares of common stock, par value $0.001 per share (the “Common Stock”), and 876,447 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued and outstanding as of the Record Date.

Proposals to be Voted Upon
You are being asked to vote on the following matters at the Annual Meeting:
1.To elect eight directors to serve until the next annual meeting or until their successors are elected and appointed, the nominees for which are as follows: Wen-Jeng Chang, Jennifer Cheng, K.R. “Kaj” den Daas, Jay (Chiao Chieh) Huang, Gina (Mei Yun) Huang, Brian Lagarto, Jeffery Parker and Stephen Socolof (the “Director Election Proposal”);
2.To approve a discretionary amendment to the Company’s certificate of incorporation, as amended, to effect a reverse stock split of the Company’s Common Stock at a ratio of at least 1-for-2 and up to 1-for-10, with the exact ratio within the foregoing range to be determined by the Company’s board of directors (the “Reverse Stock Split Proposal”);
3.To ratify the appointment of GBQ Partners LLC (“GBQ”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (the “Independent Registered Public Accounting Firm Ratification Proposal”);
4.To approve, on an advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”); and
5.To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Voting
On each matter to be voted on at the Annual Meeting, each share of our outstanding stock held of record as of the Record Date shall be entitled to the following votes:

Class of Stock	Votes Per Share
Common Stock	1
Series A Preferred Stock	0.11074
Each share of Series A Preferred Stock is convertible into 0.20 of a share of Common Stock. Pursuant to the Series A Certificate of Designation, each holder of outstanding shares of Series A Preferred Stock is entitled to vote with holders of outstanding shares of our Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration, except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to 55.37% of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible. As a result, each share of Series A Preferred Stock is entitled to 0.11074 votes on each matter to be voted on at the Annual Meeting.
At the Annual Meeting, the holders of a majority in voting power of all issued and outstanding stock entitled to vote thereat, including Common Stock and Series A Preferred Stock, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Stockholders attending the meeting virtually shall be deemed present in person and permitted to vote at the Annual Meeting.
If you are a beneficial owner of shares that are held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you will need to instruct your broker as to how to vote your shares on the Director Election Proposal and the Say-on-Pay Proposal, which are the non-routine proposals presented in this Proxy Statement. Failure to do so will result in a “broker non-vote” with respect to each such proposal because a broker will not have discretion to vote on your behalf with respect to such matter during the Annual Meeting. By contrast, the Reverse Stock Split Proposal and the Independent Registered Accounting Firm Ratification Proposal are routine proposals, and brokers will have discretion to vote on your behalf with respect to such matter at the Annual Meeting if you do not instruct your broker as to how to vote your shares. Consequently, the Company expects that there will not be any broker non-votes with respect to the Reverse Stock Split Proposal and the Independent Registered Accounting Firm Ratification Proposal and that any valid proxies received by the Company (and not revoked) will be included in the calculation of whether a quorum is present during the Annual Meeting, notwithstanding that the proxy may be marked as broker non-votes with respect to the other proposals. Any valid proxies received by the Company (and not revoked) marked as abstentions will also be included in the calculation of whether a quorum is present during the Annual Meeting.
The following describes the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:
1.Director Election Proposal. The eight nominees receiving the greatest number of votes “For” election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate “withhold authority” for a particular nominee on your proxy form, your vote will not have an effect on the outcome of the election of directors. Broker non-votes also will not have an effect on the outcome of the election of directors.
2.Reverse Stock Split Proposal. The affirmative vote of a majority of the shares outstanding and entitled to vote on the Reverse Stock Split Proposal is required to approve the Reverse Stock Split Proposal. Rules of the Nasdaq Stock Market LLC (“Nasdaq”) permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected for this proposal. Abstentions will have the same effect as a vote against this proposal.
3.Independent Registered Public Accounting Firm Ratification Proposal. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the Independent Registered Public Accounting Firm Ratification Proposal is required to approve the Independent Registered Public Accounting Firm Ratification Proposal. Nasdaq rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected for this proposal. Abstentions will have the same effect as a vote against this proposal.
4.Say-on-Pay Proposal. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the Say-on-Pay Proposal is required to approve the Say-on-Pay Proposal. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.
The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted during the Annual Meeting. Where such proxies specify a choice with respect to the proposal, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned signed and dated but is not marked will be voted as follows:
•“For All” of the nominees for director listed in this Proxy Statement;
•“For” the Reverse Stock Split Proposal;
•“For” the Independent Registered Public Accounting Firm Ratification Proposal; and
•“For” the Say-on-Pay Proposal.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, either by delivering a written notice of revocation or a duly executed proxy bearing a later date to Energy Focus, Inc., Attention: Corporate Secretary, 32000 Aurora Road, Suite B, Solon, Ohio 44139, or by participating in the virtual Annual Meeting and voting electronically. If a proxy is properly signed and dated and not properly revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote during the Annual Meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a legal proxy issued in your name. Participation in the Annual Meeting by a beneficial owner of shares that are held in “street name” will not, by itself, revoke a proxy.
Virtual Stockholder Meeting
The Annual Meeting will be conducted exclusively online via live webcast, allowing all of our stockholders the option to participate in the live, online meeting from any location convenient to them, providing stockholder access to our Board and management, and enhancing participation. Persons who held our stock at the close of business on the Record Date may attend, vote and ask questions at the Annual Meeting by following the instructions provided.

The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/EFOI2023. We encourage you to access the Annual Meeting before the start time of 9:00 a.m., Eastern Time, on June 15, 2023. Please allow ample time for online check-in, which will begin at 8:45 a.m., Eastern Time, on June 15, 2023.
Stockholders who participate in, and vote electronically at, the virtual Annual Meeting by way of the website above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Nominees
The Company’s Bylaws provide that the number of directors of the Company shall be no less than five and no more than nine, with the exact number within such range to be fixed by our Board. The size of our Board is currently set at eight members. Upon the recommendation of the Nominating and Corporate Governance Committee of our Board (the “Nominating and Corporate Governance Committee”), the Board has nominated the eight nominees listed below, each of whom is a current director. Of these directors, Ms. Cheng was appointed in connection with a 2019 settlement agreement with a certain stockholders holding a significant voting interest in the Company at that time, and Mr. Huang and Mr. Chang were appointed in connection with a 2023 investment agreement between the Company and certain purchasers associated with Sander Electronics, Inc. (“Sander Electronics”). See “Certain Relationships and Related Transactions” below. Messrs. Lagarto and Parker were appointed to the Board in February 2022, and Mr. den Daas was appointed to the Board in September 2022, in each case after being identified as candidates by a non-management director.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by our Board. Please note that if the candidacy of one or more nominees should be withdrawn, the Board may reduce the number of directors to be elected at that time. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.
Set forth below for each of the nominees is certain biographical information and their age as of the Record Date:

Name	Age	Director Since	Background
Wen-Jeng Chang	59	2023
Mr. Chang has served as a member of our Board since February 2023. Mr. Chang is an experienced finance executive and mergers & acquisition specialist. Mr. Chang has served in Yuanta Commercial Bank for 25 years, including as the Chief Representative of the Hong Kong representative office, Vice President of the offshore banking branch and the Director of the international business division of Yuanta Commercial Bank. Mr. Chang holds a bachelor’s degree of diplomacy from National Cheng Chi University and a MBA degree from George Washington University. Mr. Chang also holds advanced certifications in corporate governance, sustainability accounting, cybersecurity, and resilience. He is currently a director of Formosa Hotel Co. Ltd. and previously served as a member of the board directors of the Yuanta Savings Bank Philippines, Inc.
Our Board believes Mr. Chang’s strong financial expertise and mergers and acquisitions experience qualify him to serve as a Board member.

Name	Age	Director Since	Background
Jennifer Cheng	56	2019
Ms. Cheng has served as a member of our Board since February 2019. She is the co-founder and has served as director on the board of Social Energy Partners LLC, which develops sustainability and smart building/smart city projects in the United States, Caribbean, Southeast Asia and the Middle East, since September 2017. Ms. Cheng also served as an independent director within the meaning of Nasdaq rules of the Company from 2012 to 2015. From 1997 to 2006, Ms. Cheng was the co-founder and chairwoman of The X/Y Group, a marketing enterprise that markets and distributes global consumer brand products, including JanSport and Skechers, in the greater China region. From 1995 to 1998, Ms. Cheng was a marketing director for Molten Metal Technology, a Boston-based clean energy company that developed patented technologies and offered solutions for advanced treatment and energy recycling for hazardous radioactive waste.
Ms. Cheng received a Master’s degree in Business Administration from Fairleigh Dickinson University and a Bachelor’s degree in Economics and International Business from Rutgers University. She serves on the Advisory Board and contributes in the Diversity and Inclusion Committee for Pelham Together in Pelham, New York.
Our Board believes that Ms. Cheng’s qualifications to serve as a Board member include her familiarity with the Company due to her prior service as a director and her experience with and insight into businesses focused on energy efficiency. Ms. Cheng has served as a member of the Nominating and Corporate Governance Committee since February 2019, a member of the Compensation Committee (as defined below) since December 2019 and a member of the Audit and Finance Committee (as defined below) since 2022.

K.R. “Kaj” den Daas	73	2022
Mr. den Daas has served as a member of our Board since September 2022. Mr. den Daas was Chief Executive Officer of Quality Light Source until March 2018. Mr. den Daas transitioned into a non-executive position in the holding company QL Light Source Company Hong Kong Ltd. (a manufacturer and marketer of light-emitting diode (“LED”) lamps) in April 2018. Mr. den Daas was previously Chief Executive Officer of TCP International Holdings, Ltd. from July 2015 to October 2016. Mr. den Daas retired in December 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (a manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. Mr. den Daas is currently a director on the board of Valmont Industries, Inc., where he serves as the chair of the Audit Committee and a member of both the Nominating and Corporate Governance Committee and Environmental, Social and Governance Committee. Mr. den Daas previously served on the board of directors of Lighting Science Group Corp. Mr. den Daas has more than 45 years of international experience in the lighting industry.
Our Board believes Mr. den Daas’ significant international lighting industry experience qualifies him to serve as a Board member. Additionally, his strong financial background and public company audit committee experience will continue to strengthen the Audit and Finance Committee, on which he has served as a member since joining the Board.

Name	Age	Director Since	Background
Jay (Chiao Chieh) Huang	48	2023
Mr. Huang has served as a member of our Board since January 2023. Mr. Huang has served as President of Sander Electronics since 2015, and after holding positions of increasing responsibility since 1997. As an innovative entrepreneur, Mr. Huang has more than 20 years of experience with engineering and management in the LED lighting industry, and he holds over 50 electronic and lighting related patents, including for commercial buildings, signage, and medical use. In recent years, Mr. Huang has devoted himself to the development of green energy-related products. In addition to assisting in the development of energy solutions and energy storage, he has also assisted several collaborating companies to establish a sustainable governance system. Mr. Huang graduated from St. John's University with outstanding achievements from the Department of Electrical Engineering, where he specialized in microelectronic circuits, computer structure, engineering mathematics, microcomputer applications, system programming, interfacing technology, and electronic manufacturing.
Our Board believes Mr. Huang’s experience in the LED display and lighting industries as well as his significant investment in the Company qualify him to serve as a Board member. Mr. Huang currently serves as Chairman of the Board.

Gina (Mei Yun) Huang	61	2020
Ms. Huang has served as a member of our Board since January 2020. She is the Founder and since January 1994, has been Honorary Chairwoman of Ti Town Technology Limited, an advanced industrial and mechanical equipment manufacturer based in Taiwan that specializes in the design, production, marketing and sales of corrosion-resistant pumps and motors, advanced filters and specialty alloys for semiconductor, electronic and chemical manufacturing industries, with offices across Asia and sales across the world. Since February 1996, Ms. Huang has also been the Founder and Chairwoman of Da Fa Industrial Limited, an investment company focusing on the global mining sector, Ms. Huang has founded each of Brilliant Start Limited and Jag International Limited, both investment companies focusing on technologies and special situations. Brilliant Start Limited and Jag International Limited were both founded in 2012, and Ms. Huang has served as Chairwoman of each since they were founded. Ms. Huang is a significant stockholder in the Company.
Ms. Huang received a B.A. degree in Textile Design from Vanung University in Taiwan.
Our Board believes Ms. Huang’s experience in manufacturing and her contacts with manufacturers in Asia as well as her significant investment in the Company qualify her to serve as a Board member.

Name	Age	Director Since	Background
Brian Lagarto	57	2022
Mr. Lagarto has served as a member of our Board since February 2022. Mr. Lagarto retired in 2021 from SharkNinja Operating LLC, a leading global producer of small household appliances under the Shark and Ninja brands. At SharkNinja, Mr. Lagarto served as Executive Vice President, Chief Financial Officer from 2009 to 2017, as well as Chief Operating Officer from 2017 to 2018, with responsibility for global finance and operations. From 2019 until his retirement, he served as Chief People & Strategy Officer, with responsibility for corporate strategy, organizational design, talent and culture. Mr. Lagarto was one of the original equity partners in SharkNinja as part of the team that drove significant sales and earnings growth, converting a small, infomercial-driven business to a retail and commercial-focused business targeting consumers via major big box and online retailers in the United States, in addition to global expansion into the United Kingdom, Europe and Asia. He also led the successful sale process of SharkNinja during 2017, resulting in a sale price of $1.6 billion.
Previously, from 2007 to 2009, Mr. Lagarto was a Division Vice President & CFO of the WearGuard-Crest division of Aramark, a leading professional services company providing food services, facilities management, and uniform and career apparel worldwide, and from 2000 to 2007, he was Executive Vice President and Chief Financial Officer of FGX International Limited, one of the largest U.S. distributors of sunglasses, reading glasses and costume jewelry, in addition to previous accounting and finance roles of increasing responsibility. Since 2019, Mr. Lagarto has been a board member of Community Servings, a Boston-area nonprofit provider of medically tailored meals and nutrition services to individuals and families living with critical and chronic illnesses, and was previously a board member of Make-A-Wish of Massachusetts and Rhode Island from 2013 to 2015. Mr. Lagarto received his B.S. in Business Administration from Bryant University, and is a licensed Certified Public Accountant (inactive).
Our Board believes that Mr. Lagarto’s qualifications to serve as a Board member include his considerable experience building a very successful consumer appliance and electronics company, running finance, operations, and supply chain. Additionally, his strong financial background and experience will continue to strengthen the Audit and Finance Committee, on which he has served as a member since joining the Board and chaired since September 2022.

Name	Age	Director Since	Background
Jeffery Parker	60	2022
Mr. Parker has served as a member of our Board since February 2022. Mr. Parker has spent nearly 30 years managing companies in the display, LED, medical and lighting markets. He has a proven track record of driving growth and market leadership by bringing innovative products to market. Since 2019, Mr. Parker has served as the Chief Executive Officer of Luminii, LLC, an industry-leading manufacturer of architectural LED lighting systems. From 2014 to 2018, Mr. Parker was the Chief Executive Officer at Soraa, Inc., an LED lighting company pioneering LEDs built from pure gallium nitride substrates, and served as Chairman of Soraa from 2018 to 2019. Previously, from 2010 to 2014, Mr. Parker was President of the Lighting and Display Business at Rambus following the acquisition of Global Lighting Technologies, where he was Chief Executive Officer from 2000 to 2010. Mr. Parker has earned over 250 granted patents covering inventions in LEDs, displays, fiber optics, medical illuminators, general lighting, micro-optics and other optoelectronics applications. Mr. Parker has served as a board member at Kateeva, Inc. (since 2018), SLD Laser (from 2014 to 2019), and Avogy Inc. (from 2014 to 2017). Mr. Parker received his B.S. in Mechanical Engineering from the University of Akron.
Our Board believes that Mr. Parker’s qualifications to serve as a Board member include his 30 years of leading companies in the solid-state lighting industry. Mr. Parker serves as a member of the Compensation Committee and chair of the Nominating and Corporate Governance Committee, and previously chaired the Compensation Committee.

Stephen Socolof	63	2019
Mr. Socolof has served as a member of our Board since May 2019 and as Chairman or Lead Independent Director since September 2019. From January 2022 to September 2022, he also served as Interim Chief Executive Officer of the Company. Mr. Socolof has been Managing Partner of Tech Council Ventures, an early-stage venture capital firm, since 2018 and remains a Managing Partner of New Venture Partners, a venture capital firm that he co-founded in 2001. Previously, Mr. Socolof worked at Lucent Technologies, Inc. from 1996 to 2001 where he established Lucent’s New Ventures Group. Before joining Lucent, Mr. Socolof spent eight years with Booz, Allen & Hamilton Inc., where he was a leader of the firm’s innovation consulting practice. From 2008 to 2021, Mr. Socolof was a director of Everspin Technologies Inc., which is a semiconductor and electronics technology company listed on the Nasdaq Global Market. He is also currently a director on the board of SunRay Scientific and an observer on the boards of Adrich, Kintra Fibers, and Vydia Inc. He was a director of Gainspan Corporation before its acquisition by Telit Communications, Silicon Hive, until its acquisition by Intel Corporation, StratIS IoT before its acquisition by RealPage, and SyChip, Inc. before its acquisition by Murata, and a board observer of Flarion Technologies, Inc., until its acquisition by Qualcomm Inc.
Mr. Socolof holds a Bachelor of Arts degree in economics and a Bachelor of Science degree in mathematical sciences from Stanford University and received his M.B.A. from the Amos Tuck School at Dartmouth College, where he was a Tuck Scholar. He currently serves on the Board of Advisors of the Center for the Study of Private Equity at the Tuck School.
Our Board believes that Mr. Socolof’s qualifications to serve as a Board member include his long history of investing in technology growth companies, significant leadership experience in the corporate venture community, and experience as a public company board member, as well as his financial, business, and investment expertise. Mr. Socolof currently serves as Lead Independent Director and chair of the Compensation Committee, previously served as Interim Chief Executive Officer from January to September 2022, and previously served as a member of the Audit and Finance Committee and chair of the Nominating and Corporate Governance Committee.

Nasdaq Board Diversity Rules
Nasdaq rules concerning board diversity require each Nasdaq-listed company to either have a diverse board or explain why it does not and to disclose its board diversity on an annual basis. We currently meet Nasdaq’s diversity requirement. The Board diversity matrix below presents the Board’s diversity statistics as required by Nasdaq rules:

Board Diversity Matrix (As of the Record Date*)
	Male	Female
Total Number of Directors	8
Part I: Gender Identity
Number of Directors Based on Gender Identity	6	2
Part II: Demographic Background
Asian	2	2
White	4	—

*Based on self-identified diversity characteristics
Board of Directors Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.
Executive Officers
The following table sets forth certain information about the executive officers of the Company as of the Record Date. There are no family relationships among any of our directors and executive officers. For biographical information regarding our executive officers, see the discussion under “Biographical Information” below.

Name	Age	Position
Lesley A. Matt	37	Chief Executive Officer
James R. Warren	40	Senior Vice President, General Counsel and Corporate Secretary
Gregory S. Galluccio	65	Senior Vice President, Product Management and Engineering
Biographical Information
Lesley A. Matt
Ms. Matt joined the Company in September 2022 as Chief Executive Officer. Previously, Ms. Matt spent over 12 years at TCP Lighting, a global manufacturer and distributor of energy efficient lighting technologies. From 2019 to 2022, Ms. Matt served as the Senior Vice President of TCP Lighting, and previously was Vice President Marketing and Products from 2018 to 2019 at TCP Lighting, following significant marketing, sales and product roles since 2010. Previously, Ms. Matt was in several marketing roles at Knotice, a cloud-based data management platform for the marketing industry. She has over 15 years of operations, sales and marketing experience for lighting and technology companies. Ms. Matt received her bachelor of science degree in marketing management from the University of Akron.
James R. Warren
Mr. Warren joined the Company in September 2020 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining Energy Focus, Mr. Warren was a corporate and securities lawyer from 2019 to 2020 at GrafTech International Ltd. (NYSE:EAF), a global manufacturer of graphite electrodes for electric arc furnace steel production, and from 2017 to 2019 at FirstEnergy Corp. (NYSE:FE), one of the nation’s largest investor-owned electric systems. Mr. Warren began his legal career at Tucker Ellis LLP in Cleveland, where his work included mergers and acquisitions, securities, and other corporate transactions. Before law school, Mr. Warren worked as an electrical engineer, focusing on research and development of naval sensor systems and digital communications systems. Mr. Warren earned his undergraduate and graduate degrees in electrical engineering from the Massachusetts Institute of Technology, and his law degree from Case Western Reserve University School of Law.

Gregory S. Galluccio
Mr. Galluccio joined the Company in August 2021 as Senior Vice President, Product Management and Engineering, and his employment with the Company ended April 30, 2023. From 2020 to 2021, Mr. Galluccio served as a private consultant to the electrical industry. From 2015 to 2020, Mr. Galluccio was the Vice President, Engineering and Product Management, of MaxLite, Inc, an LED lamps and luminaires manufacturer. Previously, Mr. Galluccio worked in product management and business development for Leviton Manufacturing Company, focused on LED and lighting applications, and also has over 20 years of experience in engineering at Underwriters Laboratories. He has participated in numerous standards committees and working groups for lighting and electrical control products. Mr. Galluccio received his bachelor’s degree in electrical engineering from the University of Bridgeport and an MBA in Marketing and International Business from Northeastern University.
Corporate Governance
Director Independence
Our Board has determined that each of the following current directors and nominees is “independent” within the meaning of the Nasdaq rules governing director independence:
Wen-Jeng Chang
Jennifer Cheng
K.R. “Kaj” den Daas
Jay (Chiao Chieh) Huang
Gina (Mei Yun) Huang
Brian Lagarto
Jeffery Parker
Stephen Socolof

In this Proxy Statement these directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Additionally, the Board determined that Philip Politziner, who retired as a member of the Board effective September 4, 2022, was “independent” within the meaning of the Nasdaq rules governing director independence.
Pursuant to the Nasdaq rules, Mr. Socolof was not independent while serving as the Interim Chief Executive Officer from January to September 2022, but such service on an interim basis does not disqualify him from being considered independent following such service, provided the interim service does not last longer than one year. Mr. Socolof did not receive any additional compensation for serving as our Interim Chief Executive Officer, although his previous Lead Director retainer was increased and renamed when he was appointed Chairman to partially offset retainers for committee service for which he is ineligible while serving as Chairman and Interim Chief Executive Officer. Prior to his service as Interim CEO, our Board had determined that Mr. Socolof met the independence criteria under the Nasdaq rules, and our Board has determined that Mr. Socolof currently has no relationships that would disqualify him from being considered independent, other than his service as Interim Chief Executive Officer. Accordingly, our Board determined that Mr. Socolof was again independent within the meaning of the Nasdaq rules following Ms. Matt’s appointment as Chief Executive Officer in September 2022 when Mr. Socolof’s service as Interim Chief Executive Officer ceased.
Board Meetings and Committees; Annual Meeting Attendance
Our Board held a total of twenty meetings during the fiscal year ended December 31, 2022. All current directors that served during fiscal year 2022 attended at least 75% of the aggregate number of meetings of the Board and of the committees during their tenure and on which such directors served.
The Company does not have a policy regarding attendance by the directors at the Company’s annual meetings of stockholders. The Company generally encourages, but does not require, directors to attend the Company’s annual meetings of stockholders. All but one of the then-serving directors were present virtually at the last annual meeting of stockholders commenced on May 25, 2022 and reconvened on June 22, 2022.

Compensation Committee
Our Board has a standing Compensation Committee (the “Compensation Committee”), currently consisting of Mr. Socolof, as chair, Ms. Cheng and Mr. Parker. Each of the members of the Compensation Committee is an Independent Director and is also independent under the Nasdaq rules for compensation committee membership. The Compensation Committee held three meetings in 2022. The Board has approved a charter for the Compensation Committee. A copy of this charter can be found on the Company’s website at http://investors.energyfocus.com/corporate-governance. The Compensation Committee’s primary functions are to:
•receive proposals from management and review and recommend to the Board the corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate his or her performance in light of such goals and objectives, and recommend to the Board for approval his or her compensation level based on this evaluation;
•develop and recommend to the Board compensation arrangements for other executive officers of the Company;
•review and recommend to the Board incentive compensation plans and equity-based plans, and administer such plans;
•review and recommend to the Board all other employee benefit plans for the Company; and
•review and make recommendations to the Board regarding compensation of the Board.
The authority of the Compensation Committee may be delegated to a subcommittee of the Compensation Committee, consisting of one or more directors. Further, the Compensation Committee may delegate certain equity award grant authority and responsibilities (including ministerial duties) under the Company’s equity plan to certain other committees of the Board or to authorized officers of the Company, subject to applicable law. The Chief Executive Officer may provide recommendations regarding compensation of other executive officers. The Compensation Committee is empowered to retain consultants for advice on compensation matters. For more information about the Company’s executive and director compensation programs, see the “Executive Compensation and Other Information” and “Director Compensation” sections of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
No director currently serving on the Compensation Committee is or has been an officer or employee of the Company or any of the Company’s subsidiaries. No interlocking relationships exist between our Board or Compensation Committee and the board or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Audit and Finance Committee
The Audit and Finance Committee of the Board (“the Audit and Finance Committee”) acts as the standing audit committee of our Board and currently consists of Mr. Lagarto, as chair, Ms. Cheng and Mr. den Daas. The Audit and Finance Committee held four meetings in 2022. Each of the members of the Audit and Finance Committee is an Independent Director and is also independent under the criteria established by the SEC and Nasdaq for audit committee membership. Our Board has determined that Mr. Lagarto and Mr. den Daas each is an “audit committee financial expert,” as defined under the rules of the SEC. Our Board has approved a charter for the Audit and Finance Committee. A copy of this charter can be found on the Company’s website at http://investors.energyfocus.com/corporate-governance.
The Audit and Finance Committee’s primary functions are to assist our Board in its oversight of the integrity of the Company’s financial statements and other financial information, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm. More specifically, the Audit and Finance Committee:
•appoints, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm;
•reviews and pre-approves audit and permissible non-audit services;
•reviews the scope of the annual audit;
•monitors the independent registered public accounting firm’s relationship with the Company;
•meets with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes; and
•reviews managements risk management of legal, compliance and major financial risks.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Mr. Parker, as chair, and Mr. den Daas. Each of the members of the Nominating and Corporate Governance Committee is an Independent Director. The Nominating and Corporate Governance Committee held three meetings in 2022. Our Board has approved a charter for the Nominating and Corporate Governance Committee. A copy of this charter can be found on the Company’s website at http://investors.energyfocus.com/corporate-governance.
The Nominating and Corporate Governance Committee’s primary functions are to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies, and any related matters required by Nasdaq or federal securities laws. More specifically, the Nominating and Corporate Governance Committee:
•determines, makes recommendations, and reviews periodically with the Board, the appropriate number of directors that shall constitute the Board, along with the qualifications required to be a director, the Board’s leadership structure and its committee structure and composition;
•conducts searches for and reviews individuals qualified to become members of the Board;
•makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted during the annual meeting of stockholders and identifies and makes recommendations to the Board regarding the selection and approval of candidates to fill vacancies on the Board;
•evaluates and makes a recommendation to the Board with respect to the “independence” of directors;
•oversees the Company’s corporate governance practices, procedures, corporate governance guidelines and other governing documents, and other governance matters required by the SEC or Nasdaq and makes related recommendations to the Board;
•oversees the Board’s and committees’ evaluation and charter review process; and
•develops and recommends to the Board for approval, after taking into account any input provided by the Compensation Committee, a Chief Executive Officer succession plan.
The Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, and by stockholders. While the Nominating and Corporate Governance Committee does not have minimum qualifications for candidacy, it considers a variety of criteria in assessing potential candidates, including their diversity of personal and professional background, experience, and perspective; personal and professional integrity, ethics and values; experience relevant to the Company’s industry and relevant concerns; practical and mature business judgment, including the ability to make independent analytical inquiries; the ability to commit sufficient time and attention to the activities of the Board; specific experience with accounting, finance, leadership and strategic planning; satisfaction of applicable independence criteria for independent members; and the absence of potential conflicts of interest with the Company’s interests. A stockholder who wishes to suggest a prospective nominee for the Board to consider should notify the Corporate Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing, with any supporting material the stockholder considers appropriate, at the following address: Energy Focus, Inc., Attention: Corporate Secretary, 32000 Aurora Road, Suite B, Solon, Ohio 44139.
Board Leadership Structure and Role in Risk Oversight
In September 2022, the Company successfully recruited Ms. Matt to join as the permanent Chief Executive Officer. Previously, on January 11, 2022, the Board appointed the Company’s lead independent director (the “Lead Director”), Stephen Socolof, to serve as Interim Chief Executive Officer, replacing James Tu, the former Chief Executive Officer of the Company. During the interim period from January 2022 to September 2022, Mr. Socolof served as the Chairman and Interim Chief Executive Officer, and continued as Chairman of the Board after Ms. Matt was hired.
The Nominating and Corporate Governance Committee periodically considers whether the roles of Chief Executive Officer and Chairman should be separate, and believes at this time that separating the roles of Chairman and Chief Executive Officer fosters effective oversight for executive decision-making and management accountability for operations, sales and strategy. In January 2023, in connection with the strategic investment by Sander Electronics, Jay (Chiao Chieh) Huang was appointed to the Board and to serve as Chairman, and Mr. Socolof was again designated the Lead Director.

Mr. Socolof was previously appointed the Lead Director position in September 2019. When a Chairman is in place, the Lead Director serves as a liaison between the Independent Directors, the Chairman, the Chief Executive Officer and the full Board, consults with and advises the Chairman regarding Board matters, calls and chairs meetings of Independent Directors and chairs meetings of the Board when the Chairman is not present.
It is management’s responsibility to manage risk and bring material risks to the attention of the Board. The Board administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the Company’s operations and financial condition; litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning. This oversight role is performed directly and through the committee structure and the committees’ regular reports to our Board. The Audit and Finance Committee reviews risks associated with legal, compliance, cybersecurity and major financial and accounting matters, including financial reporting, accounting, disclosure, internal control over financial reporting and ethics and compliance programs. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements (there are no risks that are reasonably likely to have a material adverse effect on the Company). The Nominating and Corporate Governance Committee reviews risks associated with the Company’s corporate governance policies, as well as Nasdaq rules and federal securities laws.
Stockholder Communications with the Board
Stockholders may communicate with our Board through the Corporate Secretary of the Company by writing to the following address: Energy Focus, Inc., Attention: Corporate Secretary, 32000 Aurora Road, Suite B, Solon, Ohio 44139. Any such communication should indicate whether the communication is intended to be directed to our entire Board or to a particular director or directors, and must indicate the number of shares of Company stock beneficially owned by the stockholder. Our Corporate Secretary will forward appropriate communications to our Board and/or the appropriate director(s). Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of our Board or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.
Employee, Officer and Director Hedging
The Company’s Insider Trading Policy prohibits all of our executive officers, directors and other designated employees from engaging in short sales or investing in other kinds of hedging transactions or financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.
Code of Ethics
We have adopted a Code of Ethics and Business Conduct, which applies to all of our directors, officers, and employees. Our Code of Ethics and Business Conduct can be found on our website at www.energyfocus.com.
We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct that applies to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or any persons performing similar functions, and that is required to be publicly disclosed pursuant to the rules of the SEC.

PROPOSAL NO. 2: REVERSE STOCK SPLIT PROPOSAL
The Board has unanimously approved and declared advisable an amendment to our Certificate of Incorporation to effect a reverse stock split of all outstanding shares of our Common Stock, in a ratio of at least 1-for-2 and up to 1-for-10. The precise ratio of the proposed reverse stock split shall be a whole number within this range, determined in the sole discretion of the Board.
By approving this proposal, stockholders would give our Board authority, but not the obligation, to effect the reverse stock split and full discretion to approve the ratio at which shares of Common Stock will be reclassified, from and including a ratio of 1-for-2 and up to and including a ratio of 1-for-10 at any time up to six months after stockholder approval is obtained. The Board believes that providing it with this generalized grant of authority with respect to setting the reverse stock split ratio and determining the timing for implementation of the reverse stock split, rather than mere approval of a pre-defined reverse stock split ratio or a specific date for implementation, will give our Board the flexibility to set the ratio in accordance with current market conditions and therefore allow our Board to act in the best interests of the Company and our stockholders. If the Board decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reverse Split Amendment”).
The Board reserves the right, even after stockholder approval, to abandon the proposed Reverse Split Amendment if the Board determines that it is not in the best interests of the Company and our stockholders. If the Reverse Split Amendment is not implemented by our Board within six months after stockholder approval is obtained, the proposal will be deemed abandoned, without any further effect.
The form of the proposed Reverse Split Amendment to accomplish the reverse stock split is attached to this Proxy Statement as Appendix A.
Purpose of Proposed Reverse Stock Split
We are submitting this proposal to our stockholders for approval in order to raise the per share trading price of our Common Stock. In particular, this will help us to maintain the listing of our Common Stock on the Nasdaq Capital Market.
Our Common Stock is listed on the Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share. Recently our Common Stock has traded significantly below $1.00 per share. On August 23, 2022, we received a letter from the Nasdaq Listing Qualifications Staff (the “Staff”) notifying us that we are not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), because the closing bid price for our Common Stock was below the minimum $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until February 20, 2023, to regain compliance with the Bid Price Rule. During the initial compliance period, our Common Stock continued to trade on the Nasdaq Capital Market, but did not satisfy the Bid Price Rule.
On November 16, 2022, the Company received a written notification from the Staff that the Company is not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). The Company’s Form 10-Q for the Quarterly Period Ended September 30, 2022 filed on November 10, 2022 reflected that the Company’s stockholders’ equity as of September 30, 2022 was $1,526,000. In addition, as of September 30, 2022, the Company did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations. On February 3, 2023, based on a review of materials submitted by the Company on January 3, 2023 and January 29, 2023 (the “Stockholders’ Equity Requirement Plan”), Nasdaq granted the Company an extension until May 15, 2023, to regain compliance with the Stockholders’ Equity Requirement.
On February 21, 2023, the Company received written notification (the “Bid Price Notification”) from the Staff stating that the Company had not regained compliance with the Bid Price Rule, because the closing bid price for our Common Stock was below the minimum $1.00 per share for 30 consecutive business days, and that the Company was ineligible to obtain a second 180-calendar day period to regain compliance because it did not meet the Stockholders’ Equity Requirement. Pursuant to the Bid Price Notification, the Company’s Common Stock is subject to delisting from Nasdaq pending the Company’s opportunity to request a hearing before the Nasdaq Hearings Panel (the “Panel”). On February 24, 2023, the Company submitted its request for a hearing before the Panel (the “Appeal”).

On March 28, 2023, the Company received written notification (the “Additional Staff Determination”) from the Staff stating that (i) following the Bid Price Notification, and in accordance with Listing Rule 5810(c)(2)(A), Nasdaq is no longer permitted to consider the Plan, (ii) the Additional Staff Determination serves as an additional basis for delisting the Company’s Common Stock from Nasdaq and (iii) the Panel will consider the Additional Staff Determination in rendering a determination regarding the continued listing of the Company’s Common Stock on Nasdaq.
On April 6, 2023, the Company participated in the Appeal before the Panel. The Company provided an update to the Panel on the Company’s substantial progress made towards the previously submitted Stockholders’ Equity Requirement Plan during the three months ended March 31, 2023, and requested the Panel grant the Company an exception to (1) re-allow the previously granted exception until May 15, 2023 for the Company to regain compliance with the Stockholders’ Equity Requirement and (2) grant an exception allowing the Company up to 180 days following the Bid Price Notification to regain compliance with the Bid Price Requirement by effecting a reverse stock split following stockholder approval at the Annual Meeting. On May 1, 2023, the Panel granted the Company’s request to continue the Company’s listing on Nasdaq, subject to the following conditions: (1) on or before May 15, 2023, the Company shall file with the SEC its quarterly report for the three months ended March 31, 2023 demonstrating compliance with the Stockholders’ Equity Requirement and (2) on or before July 7, 2023, the Company shall demonstrate compliance with the Bid Price Rule.
The Reverse Stock Split Proposal is intended primarily to increase the per share bid price of our Common Stock and satisfy the Nasdaq Capital Market continued listing requirement. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that we will be able to meet or maintain a bid price over the minimum bid price requirement for continued listing on the Nasdaq Capital Market or any other exchange.
If our Common Stock is delisted from the Nasdaq Capital Market, our ability to raise additional financing through the public or private sale of equity securities may be adversely affected, and it may negatively affect the value and liquidity of our Common Stock. Delisting also could have other negative results, including contractual penalties under our financing documents, the potential loss of employee confidence, the loss of institutional investors or interest in our business development opportunities.
If we are delisted from the Nasdaq Capital Market and we are not able to list our Common Stock on another exchange, our Common Stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:
•a limited availability of market quotations for our securities;
•a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and little or no analyst coverage of our company;
•we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and
•a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.
Moreover, an increase in the per share trading value of our Common Stock would be beneficial because it would:
•improve the perception of our Common Stock as an investment security;
•reset our stock price to more normalized trading levels in the face of potentially extended market dislocations;
•assist with future potential capital raises;
•appeal to a broader range of investors to generate greater investor interest in us; and
•reduce stockholder transaction costs because investors would pay lower commissions to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.
You should consider that, although the Board believes that a reverse stock split will in fact increase the trading price of our Common Stock, in many cases, because of variables outside of our control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of our Common Stock may in fact decline in value after effecting the reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.
Potential Effects of the Proposed Reverse Stock Split
If this proposal is approved and the reverse stock split is effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock. The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock.
However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.
Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-10, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the reverse stock split, if effected, will depend on the actual ratio that is determined by the Board in accordance with the Reverse Split Amendment.

Shares Outstanding at the Record Date	Reverse Stock Split Ratio	Shares Outstanding after Reverse Stock Split	Reduction in Shares Outstanding
19,243,610	1-for-2	9,621,805	9,621,805
19,243,610	1-for-5	3,848,722	15,394,888
19,243,610	1-for-10	1,924,361	17,319,249
The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.
Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.
Effect on Preferred Stock, Restricted Stock Units, Options, Warrants. In addition, we would adjust all outstanding shares of any preferred stock, restricted stock units entitling the holders to receive shares of our Common Stock, options and warrants entitling the holders to purchase shares of our Common Stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for preferred stock, would reduce the number of restricted stock units, and would increase the exercise price of options and warrants in accordance with the terms of each instrument and based on the 1-for-2, up to 1-for-10 ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by 50%, up to 90%, respectively, and the exercise price per share would be multiplied by 2, up to 10, respectively). Also, we would reduce the number of shares reserved for issuance under our existing 2020 Stock Incentive Plan, as amended (the “2020 Plan”), and our 2013 Employee Stock Purchase Plan, proportionately based on the ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, restricted stock units, or options or warrants exercisable for our Common Stock.
Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
After the effective time of the reverse stock split, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for shares of Common Stock with the new CUSIP number by following the procedures described below. However, until such exchange is made, the old stock certificates will automatically represent the new, post-split number of shares. After the reverse stock split, we will continue to file periodic reports and comply with other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock will continue to be listed on the Nasdaq Capital Market under the symbol “EFOI” subject to any decision of our Board to list our securities on a different stock exchange or a decision by Nasdaq to delist our Common Stock.
Authorized Shares of Stock
The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. We will not change the number of shares of Common Stock currently authorized. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split.
As of April 18, 2023, the Record Date, we had (i) 50,000,000 shares of authorized Common Stock, of which 19,243,610 shares of Common Stock were issued and outstanding, and (ii) 5,000,000 shares of authorized Preferred Stock, 3,300,000 of which were designated as Series A Preferred Stock, of which 876,447 were issued and outstanding. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.
We will reserve for issuance any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.
We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock split.
Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates
If stockholders approve this proposal and the Board does not otherwise abandon the amendment contemplating the reverse stock split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation, in the form attached to this proxy statement as Appendix A (the “Certificate of Amendment”). The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.
Upon the reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
Following the reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.
Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares
We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because the stockholder owns a number of shares not evenly divisible by the reverse stock split ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. All shares of Common Stock (including fractions thereof) issuable in connection with the reverse stock split to a given holder would be aggregated for purposes of determining whether the reverse stock split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the reverse stock split would result in the issuance of a fraction of a share of Common Stock, in lieu of receiving any such fractional share, the holder would be entitled to receive a sum in cash (without interest) equal to, as we may determine, either (a) the holder’s proportionate interest in the proceeds, net of selling costs not paid and satisfied by the Company, from the aggregation and sale of the fractional shares by the transfer agent for the Common Stock or (b) the closing price of the Common Stock on Nasdaq (or the principal market upon which the Common Stock is trading) on the trading day immediately prior to the effective date of the reverse stock split, as adjusted by the reserve stock split ratio, multiplied by the applicable fraction of a share of Common Stock. We do not anticipate that the aggregate cash amount paid by our company for fractional interests will be material to us.
No Appraisal Rights
No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Certificate of Incorporation or Bylaws with respect to the reverse stock split.
Accounting Consequences
The par value of our Common Stock would remain unchanged at $0.0001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Potential Anti-Takeover Effect
SEC rules require disclosure and discussion of the effects of any proposal that could be used as an anti-takeover device. This proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and could, under certain circumstances, have an anti-takeover effect, although that is not the purpose or intent of the proposal. A relative increase in the number of authorized but unissued shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized shares. A relative increase in our authorized but unissued shares of Common Stock could potentially deter takeovers, including takeovers that the Board determines are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. The Board is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of Common Stock that would become newly available for issuance as a result of the reverse stock split.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.
We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.
Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.
A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.
Board Discretion to Implement the Reverse Stock Split
The Board has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the Reverse Split Amendment is approved by the stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 3: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION PROPOSAL
General
Our Board recommends that the stockholders ratify the selection of GBQ as the Company’s independent registered public accounting firm to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2023. The Audit and Finance Committee approved the selection of GBQ as our independent registered public accounting firm for fiscal year 2023.
We engaged GBQ as our independent registered public accounting firm on May 24, 2019. In order to ensure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit and Finance Committee and the Board believe that the continued retention of GBQ to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.
We expect that a representative of GBQ will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
There is no requirement that the Company submit the selection of its independent registered public accounting firm to its stockholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires our Audit and Finance Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. If our stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider whether to retain GBQ and may retain any firm without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Accountant Fees and Services
GBQ, an independent member of the BDO Alliance USA, provided audit services to the Company for the fiscal years ended December 31, 2022 and December 31, 2021.
The following table presents fees for professional services rendered by GBQ for 2022 and 2021:

	Year Ended December 31,
	2022	2021
Audit Fees	$187,827	$196,966
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$187,827	$196,966
Audit Fees. “Audit Fees” include the aggregate fees billed for professional services rendered. Audit Fees for 2022 and 2021, include fees billed by GBQ for professional services rendered in 2022 and 2021, including audit services related to quarterly reviews and audits of consolidated financial statements, and also include services related to reviews in connection with SEC filings and related consents, and other consultations. Because we are a smaller reporting company, for both 2022 and 2021, we were not required to obtain an attestation report with respect to our internal control over financial reporting from our independent registered public accounting firm. Therefore, no fees related to that attestation report were incurred.
Pre-Approval Policies and Procedures
It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal auditors be approved in advance by the Audit and Finance Committee. The Audit and Finance Committee pre-approved all services provided by GBQ during 2022 and 2021.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RATIFICATION PROPOSAL.

PROPOSAL NO. 4: SAY-ON-PAY PROPOSAL
As required pursuant to Section 14A of the Exchange Act, we are seeking a vote on an advisory (non-binding) basis to approve the compensation of our named executive officers identified in the 2022 Summary Compensation Table below (the “Named Executive Officers”) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s Named Executive Officer compensation program and policies. At the Annual Meeting, stockholders will be asked to consider and approve, on an advisory (non-binding) basis, the following resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion contained in the proxy statement, dated May 1, 2023, is hereby approved on an advisory basis.
Our policy is to provide a compensation program that will attract, motivate and retain persons of high quality and provide incentives that align the interests of our employees and directors with those of our stockholders. Your advisory vote on this particular proposal is not intended to address any specific element of the compensation of our Named Executive Officers; rather, the vote relates to our general Named Executive Officer compensation program, which is described in greater detail under the “Executive Compensation and Other Information” heading of this Proxy Statement. We are currently conducting this advisory vote every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2024.
Although this vote is not binding on the Company, we value your opinion and our Compensation Committee expects to consider the results of your vote on this proposal when making future decisions relating to our executive compensation program.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of common stock as of the Record Date, as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of common stock, (ii) each of the Company’s current directors and Named Executive Officers listed below, and (iii) all current executive officers and directors of the Company as a group. Unless otherwise specified, the address for each executive officer and director is 32000 Aurora Road, Suite B, Solon Ohio 44139. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity.

	Shares Beneficially Owned
			Percent of Outstanding Common Stock (1)

Name and Address
5% Stockholders
Schedule 13D Parties (James Tu and Gina Huang (Mei Yun Huang))	3,970,093	(2)	20.6%
Lee Chu Cheng	1,996,805		10.4%

Directors, Named Executive Officers and Current Directors and Executive Officers as a Group
Wen-Jeng Chang	—		*
Jennifer Cheng	22,000		*
K.R. “Kaj” den Daas	10,000	(3)	*
Jay (Chiao Chieh) Huang	2,659,017	(4)	13.8%
Gina (Mei Yun) Huang	3,720,242	(5)	19.3%
Jeffery Parker	10,000		*
Brian Lagarto	10,000		*
Stephen Socolof	25,500		*
Lesley A. Matt	—		*
James Tu	249,851	(6)	1.3%
James R. Warren	18,350	(7)	*
Gregory S. Galluccio	6,500	(8)	*
All Current Directors and Executive Officers as a Group (10 persons)	6,475,109		33.6%
*Less than one percent

(1)
Based on 19,243,610 shares of common stock outstanding as of the Record Date. In addition, shares of common stock issuable pursuant to options that are currently exercisable, or may become exercisable within 60 days of the Record Date, or pursuant to restricted stock units (“RSUs”) scheduled to vest within 60 days of the Record Date, are included in the reported beneficial holdings of the individual owning such options or RSUs. Pursuant to SEC rules, these issuable shares of common stock have been treated as outstanding in calculating the percentage ownership of the individual possessing such interest, but not for any other individual.

(2)
On January 30, 2020, James Tu and Gina Huang and certain of their respective controlled affiliates (the “Schedule 13D Parties”) filed a Schedule 13D/A that indicated that they may be deemed to be members of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) promulgated thereunder). This number reflects the beneficial ownership of the group collectively. For information regarding the beneficial ownership of Ms. Huang and Mr. Tu individually, see footnotes (5) and (6), respectively. The address for the Schedule 13D Parties is 1 Bridge Plaza North, #275, Fort Lee, New Jersey 07024.

(3)	Includes 10,000 RSUs that will, subject to continued service on our Board, vest and convert into 10,000 shares of common stock within 60 days of the Record Date.
(4)	Mr. Huang has shared voting and dispositive power over 299,520 shares of common stock held by Sander Electronics. Sander Electronics is a controlled affiliate of Mr. Huang.

(5)
Ms. Huang has shared voting and dispositive power over 159,354 shares of common stock held by Brilliant Start Enterprise, Inc. (“Brilliant Start”) and 120,000 shares of common stock held by Jag International Ltd. (“Jag”). Brilliant Start and Jag are controlled affiliates of Ms. Huang. Ms. Huang may also be deemed to beneficially own an additional 249,851 shares as a result of her membership in a “group” with James Tu and certain of their respective controlled affiliates. See footnote (2).

(6)
To the Company’s knowledge, Mr. Tu has shared voting and dispositive power over 60,000 shares of common stock held by 5 Elements Global Fund L.P. (“Global Fund”) and 184,851 shares of common stock held by Fusion Park LLC. (“Fusion Park”). Global Fund and Fusion Park are controlled affiliates of Mr. Tu. Mr. Tu may also be deemed to beneficially own an additional 3,720,242 shares as a result of his membership in a “group” with Gina Huang and certain of their respective controlled affiliates. See footnote (2).

(7)
Includes options exercisable to purchase a total of 16,750 shares of common stock, consisting of 5,000 shares at an exercise price of $7.14 per share, 6,750 shares of common stock at an exercise price of $5.59, and 5,000 shares of common stock at an exercise price of $1.48, that are exercisable within 60 days of the Record Date.

(8)
Includes options exercisable to purchase a total of 6,500 shares of common stock, consisting of 1,500 shares at an exercise price of $2.97, and 5,000 shares of common stock at an exercise price of $1.48, that are exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
2022 Summary Compensation Table
During 2022, there was significant transition in executive leadership for the Company. On January 11, 2022, the Board appointed the Company’s Lead Independent Director, Stephen Socolof, to serve as Interim Chief Executive Officer, replacing James Tu, the former Chief Executive Officer of the Company who ceased employment with the Company on February 11, 2022. On September 12, 2022, the Company appointed Ms. Lesley A. Matt as permanent Chief Executive Officer.
The following table sets forth information about the compensation of Ms. Matt, our Chief Executive Officer, Mr. Socolof, our former Interim Chief Executive Officer (who served as our principal executive officer from January 11, 2022 until September 12, 2022), Mr. Tu, our Former Executive Chairman and Chief Executive Officer (who served as our principal executive officer until January 11, 2022), Mr. Warren, our Senior Vice President, General Counsel and Corporate Secretary, and Mr. Galluccio, our former Senior Vice President, Product Management and Engineering (collectively, our “Named Executive Officers”) for the years indicated:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Lesley A. Matt (6)	2022	70,000	—	—	93,125	—	0	163,125
Chief Executive Officer

Stephen Socolof	2022	64,811	—	7,400	—	—	0	72,211
Lead Independent Director (Former Interim Chief Executive Officer)

James Tu (7)	2022	42,623	—	—	—	—	158,012	200,635
Former Executive Chairman and Chief Executive Officer	2021	276,942	—	—	65,106	—	2,247	344,295

James R. Warren	2022	234,038	—	—	17,489	—	—	251,527
Senior Vice President, General Counsel and Corporate Secretary	2021	230,000	—	—	52,085	17,595	—	299,680

Gregory S. Galluccio (8)	2022	166,961	—	—	17,489	—	—	184,450
Senior Vice President, Product Management and Engineering

(1)
Amounts paid in 2022 reflect mid-year adjustments to implement salary increases and the timing of payroll dates. For Mr. Socolof, amount represents cash fees for his service as Chairman of the Board during 2022, which would have been reported in the “Fees Earned or Paid in Cash” column of the “2022 Director Compensation” table below if Mr. Socolof had been included in such table.

(2)	Under SEC rules, the value reported for 2022 reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 of RSUs granted to Mr. Socolof for his service on the Board during 2022. Such value would have been reported in the “Stock Awards” column of the “2022 Director Compensation” table below if Mr. Socolof had been included in such table.
(3)
Under SEC rules, the values reported for 2022 reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 of stock option awards granted to Ms. Matt and Messrs. Warren and Galluccio in 2022. We calculated the grant date fair value of stock option grants using the Black-Scholes option pricing model. A discussion of the assumptions used in calculating these grant date fair values is set forth in Note 10 to the Consolidated Financial Statements contained in Item 8 of our 2022 Form 10-K.

(4)	No amounts were paid to Named Executive Officers under the Company’s annual cash incentive program for 2022, which is described below under “2022 Cash Incentive Program Awards”.
(5)	The amounts set forth in this column for 2022 consist of Company-paid contributions for life insurance and supplemental disability policies, and, for Mr. Tu, the value of severance payments and benefits.
(6)	Ms. Matt joined the Company on September 12, 2022. Amounts reported reflect amounts paid, earned, or granted during the portion of 2022 Ms. Matt was an employee.
(7)	Effective January 11, 2022, Mr. Tu ceased serving as our Executive Chairman and Chief Executive Officer, and his employment with the Company ended February 11, 2022.
(8)	Mr. Galluccio was designated an executive officer on February 11, 2022. Salary in 2022 reflects mid-year adjustments for a reduction in hours and subsequent furlough. Mr. Galluccio’s employment with the Company ended April 30, 2023.

Narrative Disclosure to 2022 Summary Compensation Table
The Compensation Committee generally has the responsibility of administering our executive compensation program or making recommendations to the full Board with respect to such program. The Compensation Committee reviews and, as appropriate, makes recommendations to the full Board regarding the base salaries and annual cash incentives for executive officers, and administers our stock incentive plans, including grants of stock options and RSUs.
While serving as Interim Chief Executive Officer, Mr. Socolof was also serving as Chairman of the Board. Given the temporary and transitional nature of Mr. Socolof’s role as Interim Chief Executive Officer, the Board determined that he would receive only standard non-employee director compensation during his time in such role (as described below in the section titled “Director Compensation”), except that the Lead Independent Director retainer was renamed as the Chairman retainer and increased from $15,000 to $36,000 on an annualized basis during such time. Because Mr. Socolof received this particular compensation arrangement, the discussion below of the key compensation elements for our other Named Executive Officers does not apply with respect to Mr. Socolof.
Compensation Philosophy and Objectives
Our principal executive compensation philosophy is to provide a compensation program that will attract, motivate and retain persons of high quality and provide incentives that align the interests of our management employees with those of our stockholders. In administering the executive compensation program, the Compensation Committee is mindful of the following principles and guidelines, which are supported by the full Board:
•Base salaries for executive officers should be competitive;
•A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of our stockholders;
•The variable part of annual compensation should reflect both individual and corporate performance; and
•As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executives long-term incentives and help to align further the interests of executives and stockholders in the enhancement of stockholder value.
Executive officer compensation has three primary components: base salary, incentives granted under our cash incentive plan, and stock-based awards granted pursuant to the 2020 Plan. In addition, executive officers may receive certain perquisites and personal benefits, plus benefits that are generally available to all salaried employees. We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements, or supplemental retirement plans for our executive officers.
Previously, in 2021 the Compensation Committee engaged Radford (a division of Aon) as a compensation consultant to assist with the review of the Company’s executive compensation by providing data on market trends and, more specifically, certain market surveys tailored to small cap technology companies. We intended to use this comparative compensation information to see how, in general, the Company’s executive compensation levels compared to those at other companies. We did not select the constituent companies in these surveys, and the component companies’ identities were not a material factor for our compensation decision-making process. Further, the Compensation Committee has assessed the independence of Radford as a compensation consultant, and we are not aware of any conflict of interest that has been raised by the work performed by Radford.
For each Named Executive Officer’s compensation for 2022, the Compensation Committee reviewed the proposed level for each compensation component based on various factors, including at a very general level the median level for the position reflected in the 2021 survey information and other competitive market factors, internal equity and consistency considerations, and an emphasis on pay for performance.
The Compensation Committee made recommendations to our Board, based on input from Mr. Socolof as the then-Interim Chief Executive Officer, and the Board then approved the final compensation amounts for each executive officer. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

2022 Base Salaries
The Compensation Committee seeks to establish executive officer base salary levels that are competitive compared to our general sense of median salary amounts paid to comparable executives in the market. The Compensation Committee also takes into account a number of largely subjective factors, including changes in an individual’s duties and responsibilities, the personal performance of such executive officer during the prior year, the performance of the Company during the prior year, cost-of-living increases, and such other factors as the Compensation Committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation. Regarding the Named Executive Officers’ annual base salary rates: Mr. Tu’s salary was unchanged in 2022 prior to his separation; Mr. Warren’s rate increased from $230,000 to $235,000 on February 11, 2022; and Mr. Galluccio’s rate increased from $180,000 to $185,000 on February 11, 2022 and was reduced to $92,500 on October 31, 2022 in connection with a reduction in hours, prior to Mr. Galluccio being furloughed beginning November 30, 2022. Pursuant to her initial offer letter, Ms. Matt’s initial base salary rate was established at $260,000.
2022 Cash Incentive Program Awards
In 2019, an Executive Bonus Plan (the “Bonus Plan”) was established, based on the Compensation Committee’s recommendation to our Board, for executive management under which the Named Executive Officers would be eligible for annual cash incentive payments.
For 2022, our Board set the potential payments for each Named Executive Officer (other than Mr. Tu and Mr. Socolof) at the following percentages of such executive’s 2022 base salary, with the final amounts payable, as determined by our Board based upon the 2022 financial results with respect to the metrics and percentages described below:

	Incentive Payment as a % of Base Salary
	Minimum	Target	Maximum
Lesley A. Matt	0%	50%	85%
James R. Warren	0%	30%	51%
Gregory S. Galluccio	0%	30%	51%
Subject to the terms of the Bonus Plan, earning the 2022 annual incentive depended 70% of bonus on Company performance and 30% on the Compensation Committee’s subjective evaluation of individual performance. The Company performance portion of the 2022 annual incentive is subject to a multiplier based on achieving threshold (0.0 multiplier), threshold (1.0 multiplier) or maximum (2.0 multiplier) goals, with straight line interpolation between goals. Our Board or the Compensation Committee could, in its sole discretion, adjust amounts payable to any participant downward or upward to reflect such considerations as it may in its sole discretion deem to be appropriate.
The Company performance metrics selected for the Company performance portion of the 2022 annual incentive by the Compensation Committee were revenue and earnings before interest, taxes, depreciation and amortization (or EBITDA). The pre-established threshold, target and maximum goals for the revenue metric were $12.0 million, $15.0 million and $18.0 million, respectively, and the pre-established threshold, target and maximum goals for the EBITDA metric were a loss of $7.2 million, a loss of $6.0 million and a loss of $3.0 million, respectively. Final Company performance for each metric fell below the minimum performance levels based on actual performance (actual performance of $5.97 million for the revenue metric and a loss of $8.72 million for the EBITDA metric), resulting in no payout for that portion of the 2022 annual incentive. Individual performance assessments for each Named Executive Officer are subjectively evaluated by the Compensation Committee against pre-established, individualized objectives (covering categories such as business development, product innovation, organizational development, cost management, and other strategic initiative activities). For 2022, the Committee exercised its negative discretion and determined no 2022 annual incentive payouts would be made to the Named Executive Officers.
Discretionary Bonuses
The Compensation Committee may from time to time award a discretionary cash bonus to one or more Named Executive Officers, in amounts and based on factors determined by the Compensation Committee. The bonus awards may be based on a Named Executive Officer’s individual performance or on the overall success of the Company, or both, or other factors. There were no discretionary bonuses awarded to the Named Executive Officers with respect to 2022.

2022 Option Awards
The Compensation Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company’s stockholders. As a result, the Compensation Committee periodically grants time-based stock options and/or time-based RSUs under the 2020 Plan, including to the Named Executive Officers.
The 2020 Plan was initially approved by the stockholders at our annual meeting on September 17, 2020, and an amendment and restatement of the 2020 plan was approved by our stockholders at our annual meeting on June 22, 2022. The 2020 Plan allows for awards up to 650,000 shares of common stock. At December 31, 2022, 480,741 shares remain available to grant under the 2020 Plan.
The Compensation Committee grants, or recommends to the Board to grant, options and/or RSUs to executive officers, typically after consideration of recommendations from the Chief Executive Officer. Recommendations for equity awards are generally based upon the relative position, responsibilities, and previous and expected contributions of each officer, previous equity award grants to such officers and customary levels of equity award grants for the respective position at other companies. The exercise price for stock options is equal to the fair market value of our common stock on the grant date. Stock options generally vest over a four-year period, with 25% of the award vesting one year from the date of grant and the remaining 75% of the award vesting equally on a monthly basis over the remaining 36 months. Options generally expire 10 years from the date of grant. RSUs, if granted, generally vest over a four-year period, with 25% of the award vesting on each anniversary of the grant date.
Under the 2020 Plan, upon a “Change of Control” (as defined in the plan) all outstanding and unvested RSUs become fully vested if not assumed, or substituted with a new award, by the successor to the Company in the Change of Control. If such awards are assumed or substituted by the successor to the Company in the Change of Control, then the outstanding an unvested RSUs become fully vested only if the RSU holder’s employment is involuntarily terminated (other than a termination for cause) within two years following the Change of Control. For stock options granted under the 2020 Plan, upon a Change in Control, the options become fully vested and exercisable. If an option holder’s employment is terminated within two years after a Change of Control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option that is vested following such termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option. In addition, in the event of termination due to death or disability, RSUs and option awards vest in full.
In February 2022, based on the process described above, Mr. Warren was awarded 15,000 stock options and Mr. Galluccio was awarded 15,000 stock options. These options were granted with an exercise price of $1.48 per share. One-fourth of these options vested on February 11, 2023, with the remaining three-fourths vesting in equal monthly installments thereafter over a three-year period.
In September 2022, in connection with recruiting Ms. Matt as our permanent Chief Executive Officer and as a material inducement to Ms. Matt’s acceptance of employment with the Company, the Company granted Ms. Matt an initial stock option award to purchase 150,000 shares of the Company’s common stock. These options were granted with an exercise price of $0.75 per share. One-fourth of these options will vest on September 12, 2023, with the remaining three-fourths scheduled to vest in equal monthly installments thereafter over a three-year period.
2022 Departure, Termination or Change in Control Benefits
Except as set forth below, during 2022, we were not a party to any severance or change in control agreements with any of the Named Executive Officers. We also had no plans, contracts or arrangements (other than those regarding our equity incentive awards described above) during 2022 that provide for payments or benefits to the named executive officers for any departure or termination event, such as death, disability, or termination without cause.
In connection with Mr. Tu’s separation from the Company on February 11, 2022 following the Board’s appointment of Mr. Socolof to replace Mr. Tu as Interim Chief Executive Officer on January 11, 2022, we entered into a Separation Agreement and Release with Mr. Tu, pursuant to which agreement Mr. Tu agreed to step down as an officer, employee and a member of our Board. This agreement provides for the continued payment of $139,000 of Mr. Tu’s salary (subject to applicable tax withholding) for a period of six months following February 11, 2022, six months of continued health and welfare benefits, and up to $8,000 in separation-related legal fees and outplacement services. In exchange for these payments and benefits, Mr. Tu executed a release of claims in favor of the Company, and is subject to customary perpetual confidentiality, six-month non-disparagement, one-year non-solicitation and one-year non-competition covenants. The agreement also provided for certain standstill and voting agreements between us and Mr. Tu. Mr. Tu’s vested but unexercised stock options remained exercisable for the greater of the exercise period provided for under the stock option award agreements and one year from his separation date.
Employment Agreements with Named Executive Officers
We do not have employment agreements with any of our Named Executive Officers.
2022 Savings Plan and Other Benefits
We have established a tax qualified 401(k) plan for our employees, including the Named Executive Officers. The Company does not contribute to this plan.
Our Named Executive Officers are eligible to participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, plus our Employee Stock Purchase Plan, including on substantially similar terms. Previously, certain of our Named Executive Officers received Company-paid contributions for life insurance and supplemental disability policy, as described in the 2022 Summary Compensation Table above.
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information with respect to equity awards outstanding for our Named Executive Officers as of December 31, 2022:

			Option Awards					Stock Awards
Name	Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Lesley A. Matt	9/12/2022		—	150,000	(1)	$0.75	9/12/2032	—	—

Stephen Socolof	—		—	—		—	—	—	—

James Tu (2)	2/19/2021		—	—	(1)	$5.59	2/11/2023	—	—
	3/18/2020		13,750	—	(1)	$1.50	2/11/2023	—	—
	7/16/2019		37,500	—	(1)	$2.10	2/11/2023	—	—

James Warren	2/11/2022		—	15,000	(1)	$1.48	2/11/2032	—	—
	2/19/2021		5,500	6,500	(1)	$5.59	2/19/2031	—	—
	9/28/2020		5,000	5,000	(3)	$7.14	9/28/2030	—	—
	9/28/2020	(4)	—	—		—	—	1,600	512

Greg Galluccio	2/11/2022		—	15,000	(1)	$1.48	2/11/2032	—	—
	11/10/2021		1,500	4,500	(3)	$2.97	11/10/2031	—	—

(1)	One-fourth of the originally granted options vests on the first anniversary of the grant date, and the remainder vests in equal monthly installments thereafter over a three-year period.
(2)	In connection with Mr. Tu’s departure, his vested and unexercised stock options will remain exercisable for the greater of the exercise period provided under the stock option awards and one year from his separation date.
(3)
One-fourth of the originally granted options vests on the first anniversary of the grant date, with the remaining three-fourths vesting in equal annual installments thereafter over a three-year period.

(4)
One fourth of the originally granted RSUs vests on the first anniversary of the grant date, with the remaining three-fourths vesting in equal annual installments thereafter over a three-year period. The market value for these shares is reported based on the closing price of the Company’s stock on December 30, 2022 (the last trading day of 2022) of $0.32 per share.

Equity Compensation Plan Information
The following table details information regarding our existing equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	192,408	$2.99 (1)	505,293 (2)
Equity Compensation Plans Not Approved by Security Holders (3)	150,000	$0.75	—
Total	342,408	$1.97 (1)	505,293 (2)

(1)	Does not include 11,600 shares that are subject to outstanding restricted stock units that do not have an exercise price.
(2)
Includes 24,552 shares available for issuance under the Energy Focus, Inc. 2013 Employee Stock Purchase Plan and 480,741 shares available for issuance under the 2020 Plan, which may be issued in the form of options, restricted stock, restricted stock units, and other equity-based awards.

(3)
In connection with her appointment as Chief Executive Officer, the Board approved an inducement award of stock options for Ms. Matt in accordance with Nasdaq Listing Rule 5635(c)(4). The award provides for the right to purchase up to 150,000 shares of common stock at an exercise price equal to the Company’s common stock closing price on the date of grant, will vest under substantially the same terms as the Company’s standard executive non-qualified option award agreement, and otherwise will be subject to substantially similar terms and conditions as those established under the 2020 Plan. Subject to the terms of the award agreement, one-fourth of the granted options will vest on the first anniversary of the grant date, and the remainder will vest in equal monthly installments thereafter over a three-year period.

Pay Versus Performance
As required by new pay versus performance (“PVP”) rules adopted by the SEC in August 2022 and in effect for the first time for this Proxy Statement, the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for 2022 for this Proxy Statement’s Named Executive Officers, as well as our named executive officers from our 2022 Proxy Statement (each of 2021 and 2022, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:
•    The information in columns (b) and (d) of the PVP Table comes directly from this year’s (or the prior year’s) Summary Compensation Table, without adjustment;
•    As required by the SEC’s PVP rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years, respectively; and
•    As required by the SEC’s PVP rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results and our U.S. GAAP net income results (“Net Income”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, TSR because this metric is not used in our short-term or long-term incentive plans during the Covered Years. As a result, we did not design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in TSR We did, however, actually base compensation decisions regarding a portion of the Company financial component of our short-term cash incentive plan to Net Income as discussed above. As a result, a meaningful portion of our PVP NEO cash compensation was impacted by Net Income performance compared to targets established by the Board during the Covered Years.

PAY VERSUS PERFORMANCE(1)
Year (a)	Summary Compensation Table (“SCT”) Total for PEO (b)			Compensation Actually Paid to PEO (c)(2)			Average SCT Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(2)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return (f)(3)	Net Income (g)(4)
	Tu	Socolof	Matt	Tu	Socolof	Matt
2022	$200,635	$72,211	$163,125	$2,647	$73,161	$104,921	$217,989	$160,703	$7.82	$(10,279)
2021	$344,295	NA	NA	$336,555	NA	NA	$315,280	$297,939	$105.94	$(7,886)

(1)	For 2022, Mr. Tu was our principal executive officer (“PEO”) from January 1, 2022 through January 10, 2022, Mr. Socolof was our PEO from January 11, 2022 through September 10, 2022, and Ms. Matt was our PEO from September 11, 2022 through December 31, 2022. For the full year 2021, Mr. Tu was our PEO. For 2022, our non-PEO named executive officers were Messrs. Warren and Galluccio. For 2021, our non-PEO named executive officers were Messrs. Nestor and Warren.
(2)	For each of 2022 and 2021 (each, a “Covered Year”), in determining both the compensation “actually paid” to our PEO(s) and the average compensation “actually paid” to our non-PEO named executive officers for purposes of this Pay Versus Performance table (“PVP Table”), we deducted from or added back to the total amounts of compensation reported in column (b) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022 ($)	2021 ($)
For Mr. Tu:
- SCT “Stock Awards” column value	$—	$—
- SCT “Option Awards” column value	$—	$65,106
+ year-end fair value of outstanding equity awards granted in Covered Year	$—	$48,520
+/- change in fair value of outstanding equity awards granted in prior years	$—	$12,134
+ vesting date fair value of equity awards granted and vested in Covered Year	$—	$—
+/- change in fair value of prior-year equity awards vested in Covered Year	$(3,416)	$(3,289)
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$(194,572)	$—
+ includable dividends/earnings on equity awards during Covered Year	$—	$—
TOTAL ADDED (DEDUCTED):	$(197,988)	$(7,740)
For Mr. Socolof:
- SCT “Stock Awards” column value	$7,400	NA
- SCT “Option Awards” column value	$—	NA
+ year-end fair value of outstanding equity awards granted in Covered Year	$—	NA
+/- change in fair value of outstanding equity awards granted in prior years	$—	NA
+ vesting date fair value of equity awards granted and vested in Covered Year	$8,350	NA
+/- change in fair value of prior-year equity awards vested in Covered Year	$—	NA
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—	NA
+ includable dividends/earnings on equity awards during Covered Year	$—	NA
TOTAL ADDED (DEDUCTED):	$950	NA
For Ms. Matt:
- SCT “Stock Awards” column value	$—	NA
- SCT “Option Awards” column value	$93,125	NA
+ year-end fair value of outstanding equity awards granted in Covered Year	$34,921	NA
+/- change in fair value of outstanding equity awards granted in prior years	$—	NA
+ vesting date fair value of equity awards granted and vested in Covered Year	$—	NA
+/- change in fair value of prior-year equity awards vested in Covered Year	$—	NA
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—	NA
+ includable dividends/earnings on equity awards during Covered Year	$—	NA
TOTAL ADDED (DEDUCTED):	$(58,204)	NA

Item and Value Added (Deducted)	2022 ($)	2021 ($)
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	$—	$—
- SCT “Option Awards” column value	$17,489	$54,255
+ year-end fair value of outstanding equity awards granted in Covered Year	$3,096	$34,252
+/- change in fair value of outstanding equity awards granted in prior years	$(28,723)	$5,117
+ vesting date fair value of equity awards granted and vested in Covered Year	$—	$—
+/- change in fair value of prior-year equity awards vested in Covered Year	$(14,169)	$(2,455)
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—	$—
+ includable dividends/earnings on equity awards during Covered Year	$—	$—
TOTAL ADDED (DEDUCTED):	$(57,286)	$(17,340)

(3)	For each Covered Year, our total shareholder return was calculated beginning with our closing price on on the Nasdaq Capital Market on December 31, 2020 through and including the last day of the Covered Year (each one-year and two-year period, a “Measurement Period”), converted into a fixed investment of one hundred dollars in our Common Stock. As we did not issue dividends during the Measurement Period, the closing price of our Common Stock at the end of each Measurement Period was used to produce the Covered Year-end values of such investment as of the end of 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)	Net Income is disclosed in thousands and reflects our GAAP Net Income.
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, descriptions of the relationships between (1) the executive compensation actually paid to the PEO and the average of the executive compensation actually paid to our non-PEO PVP NEOs (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (g) of the PVP Table above. “Compensation actually paid,” as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards. For a discussion of how our Compensation Committee and Board assessed our NEOs’ pay in each of the Covered Years, see the “Narrative Disclosure to 2022 Summary Compensation Table” section above in this Proxy Statement and in the prior year’s proxy statement.

Relationship of Compensation Actually Paid to Total Shareholder Return
Compensation Actually Paid (in thousands)
$360,000
$240,000
$120,000
$0
Total Shareholder Return
$120.00
$80.00
$40.00
$0.00
12/31/2020
2021
2022
Covered Year
Tu CAP
Socolof CAP
Matt CAP
Avg. Non-PEO NEO CAP
Company TSR

Relationship of Compensation Actually Paid to Company Net Income
Compensation Actually Paid (in thousands)
$360,000
$240,000
$120,000
$0
Net Loss (in thousands)
$0
$(4,000)
$(8,000)
$(12,000)
12/31/2020
2021
2022
Covered Year
Tu CAP
Socolof CAP
Matt CAP
Avg. Non-PEO NEO CAP
Net Income

DIRECTOR COMPENSATION
We use a combination of cash and stock-based awards to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors expend in fulfilling their duties and the skill level required, and more generally the compensation of Board members at comparable companies.
Our Board approved the following annual cash and stock-based compensation for non-employee directors in 2022:

Cash Retainers
Annual Cash Director Retainer	$24,000
Additional Annual Cash Retainers:
Chairman / Lead Independent Director	$36,000
Audit and Finance Committee Chair	$20,000
Audit and Finance Committee Member	$7,000
Compensation Committee Chair	$12,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$9,000
Nominating and Corporate Governance Committee Member	$4,000
Equity-Based Compensation
Initial Restricted Stock Unit Grant	10,000
Annual Restricted Stock Unit Grant	5,000

Our Board, at its discretion, may grant options or other equity awards to newly elected directors and additional grants to other directors. During 2022, the Board of Directors, on advice of the Compensation Committee, approved the following changes to our non-employee director compensation program: (1) the non-employee equity awards to be 5,000 restricted stock units for incumbent directors and 10,000 restricted stock units for newly appointed directors; (2) reduction of the additional annual cash retainers for the chair of the Nominating and Corporate Governance Committee and the Compensation Committee; (3) renaming the Lead Independent Director retainer as the Chairman retainer and increasing it from $15,000 to $36,000 on an annualized basis during such time that Mr. Socolof was serving as Chairman and Interim Chief Executive Officer and ineligible to serve in his previous committee roles; and (4) accrual and deferral of payment of certain cash retainer payments to help improve the Company’s cash flows. See “Corporate Governance” above.

2022 Director Compensation
The following table summarizes the total compensation paid to non-employee directors for the year ended December 31, 2022:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Jennifer Cheng	37,473	7,400	44,873
Gina (Mei Yun) Huang	24,000	7,400	31,400
K.R. “Kaj” den Daas	7,750	7,000	14,750
Philip Politziner	33,000	7,400	40,400
Stephen Socolof	Refer to 2022 Summary Compensation Table above.
Jeffery Parker	35,651	13,200	48,851
Brian Lagarto	30,031	13,100	43,131

(1)	Wen-Jeng Chang and Jay (Chiao Chieh) Huang were appointed to the Board in 2023, and were therefore not eligible for non-employee director compensation during 2022. Because Mr. Socolof served as our Interim Chief Executive Officer during 2022, his 2022 compensation is fully reflected in the “2022 Summary Compensation Table” above.
(2)
Represents RSUs granted on February 11, 2022 (Mr. Politziner, Ms. Cheng and Ms. Huang), February 19, 2022 (Mr. Lagarto), and February 22, 2022 (Mr. Parker), which vested on June 22, 2022 and settled in common stock. Mr. den Daas was granted RSUs on September 4, 2022 that will vest at the Annual Meeting. The grant date fair value was calculated based on the grant date closing stock prices on February 11, 2022 ($1.48), February 19, 2022 ($1.31), February 22, 2022 ($1.32), and September 4, 2022 ($0.70), respectively. As of December 31, 2022, Mr. den Daas held 10,000 unvested RSUs, and none of the other non-employee directors held any stock options or unvested RSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit and Finance Committee is responsible to review, approve and oversee any transaction between the Company and any related person and other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures.
Sophia Shee, an employee of the Company, is the daughter of Gina (Mei-Yun) Huang, a member of our Board. Ms. Shee’s compensation as an employee of the Company totaled $126,312 from January 1, 2022 through April 20, 2023.
Simon Cheng, an employee of the Company, is the sister of Jennifer Cheng, a member of our Board. Mr. Cheng’s compensation as an employee of the Company totaled $128,097 from January 1, 2022 through April 20, 2023. Mr. Cheng’s employment with the Company ended April 30, 2023.
On September 16, 2022 and November 9, 2022, the Company issued and sold short-term unsecured promissory notes (the “2022 Promissory Notes”) to one of the members of our Board, Gina Huang, for $450 thousand and $350 thousand, respectively. On January 17, 2023, the Company and Ms. Huang entered into exchange agreements with respect to the 2022 Promissory Notes, pursuant to which the Company and Ms. Huang agreed to exchange (the “Exchanges”) the approximately $809,000 aggregate outstanding amounts under the 2022 Promissory Notes for an aggregate of 1,436,959 shares of Common Stock at a price per share of $0.5630. The Exchanges were priced at fair market value under the Nasdaq rules.
On January 5, 2023, the Company entered into a securities purchase agreement with Ms. Huang, a member of our Board, pursuant to which the Company agreed to issue and sell, in a private placement 257,798 shares of Common Stock, for a purchase price of $0.3879 per share. On January 10, 2023, the Company entered into a securities purchase agreement with Ms. Huang, pursuant to which the Company agreed to issue and sell, in a private placement 325,803 shares of Common Stock for a purchase price of $0.4604 per share. On February 24, 2023, the Company entered into a securities purchase agreement with Ms. Huang, pursuant to which the Company agreed to issue and sell, in a private placement 803,212 shares of Common Stock for a purchase price of $0.4980 per share. On March 30, 2023, the Company entered into a securities purchase agreement with Ms. Huang, pursuant to which the Company agreed to issue and sell, in a private placement 500,000 shares of Common Stock for a purchase price of $0.5000 per share. Aggregate gross proceeds to the Company in respect of these private placements to Ms. Huang are $900 thousand, before deducting estimated offering expenses payable by the Company. Each of the private placements to Ms. Huang was priced at fair market value under the Nasdaq rules.
During the third and fourth quarters of the year ended December 31, 2022, the Company issued and sold 2022 Promissory Notes for an aggregate principal amount of $600,000 to Jay (Chiao Chieh) Huang. Mr. Huang is the President of Sander Electronics and agreed to exchange the approximately $607,000 aggregate outstanding amounts under these Promissory Notes as part of the consideration for the Sander Private Placement (defined below). Mr. Huang became a member of our Board in January 2023 as described below.
On January 17, 2023, the Company entered into a securities purchase agreement (the “Sander Purchase Agreement”) with certain purchasers associated with Sander Electronics, pursuant to which the Company agreed to issue and sell in a private placement (the “Sander Private Placement”) an aggregate of 5,446,252 shares (the “Sander Shares”) of Common Stock, for a purchase price per share of $0.5008. Consideration for the transaction included exchange of approximately $657,000 in the aggregate of outstanding amounts on previous short-term bridge financings, including Mr. Huang’s Promissory Notes described above. Aggregate gross proceeds to the Company in respect of the Sander Private Placement is approximately $2.1 million. The Sander Private Placement was priced at-the-market under the Nasdaq rules. Pursuant to the Sander Purchase Agreement, the Company agreed to increase the size of the Board of Directors to eight members and to appoint each of Jay (Chiao Chieh) Huang and Wen-Jeng Chang as a director for a term expiring at the 2023 annual meeting of the Company’s stockholders or his earlier resignation, death or removal in accordance with the Company’s bylaws.
On March 28, 2023, the Company entered into a securities purchase agreement with Mr. Huang, a member of our Board, pursuant to which the Company agreed to issue and sell, in a private placement 108,502 shares for a purchase price of $0.5609 per share. Aggregate gross proceeds to the Company in respect of these private placement to Mr. Huang are $55 thousand, before deducting estimated offering expenses payable by the Company. The private placement to Mr. Huang was priced at fair market value under the Nasdaq rules.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers, directors, and persons owning more than 10% of a registered class of our equity securities, who collectively we generally refer to as insiders, to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such insiders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of such reports filed with the SEC and written representations from the reporting persons, we believe that all of our insiders filed the required reports on a timely basis under Section 16(a) for fiscal year 2022, except that due to delays in obtaining Edgar filing codes (i) Mr. den Daas inadvertently filed one late Form 3 and one late Form 4 with respect to one transaction; (ii) Ms. Matt inadvertently filed one late Form 4 with respect to one transaction; (iii) Mr. Parker inadvertently filed one late Form 3 and one late Form 4 with respect to one transaction; (iv) Mr. Lagarto inadvertently filed one late Form 3 and one late Form 4 with respect to one transaction; (v) Mr. Galluccio inadvertently filed one late Form 3 and one late Form 4 with respect to one transaction; and (vi) Mr. Clifford Griffin inadvertently filed one late Form 3 and one late Form 4 with respect to one transaction.

AUDIT COMMITTEE REPORT
The Audit and Finance Committee has reviewed and discussed with the Company’s management and GBQ the audited consolidated financial statements contained in our Annual Report on Form 10-K for the 2022 fiscal year. The Audit and Finance Committee has also discussed with GBQ the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit and Finance Committee has received and reviewed the written disclosures and the letter from GBQ required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with GBQ its independence from Energy Focus.
Based on the review and discussions referred to above, the Audit and Finance Committee recommended to our Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2022 fiscal year for filing with the SEC.
Submitted by the Audit and Finance Committee
Brian Lagarto, Chair
Jennifer Cheng
K.R. “Kaj” den Daas
The foregoing Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
A stockholder who wishes to have a proposal included in our proxy statement for the 2024 Annual Meeting of Stockholders must submit the proposal in writing to the Corporate Secretary of the Company at our principal executive offices at 32000 Aurora Road, Suite B, Solon, Ohio 44139, for receipt no later than January 2, 2024 pursuant to Rule 14a-8(e) under the Exchange Act, assuming that the date of the 2024 Annual Meeting will occur within 30 days of the anniversary of the 2023 Annual Meeting.
A stockholder who wishes to present a proposal at the 2024 Annual Meeting without having it appear in the proxy statement must submit notice of the proposal in writing to our Corporate Secretary no earlier than the close of business on February 16, 2024 and no later than the close of business on March 17, 2024, assuming that the date of the 2024 Annual Meeting will occur within 30 days of the anniversary of the 2023 Annual Meeting, and otherwise comply with all requirements of our Bylaws with respect thereto.
If the date of the 2024 Annual Meeting is more than 30 days before or after the anniversary of the 2023 Annual Meeting, then the foregoing deadlines will change and be determined in accordance with the Rule 14a-8 under the Exchange Act (for proposals to be included in the Company’s proxy statement) or the Company’s Bylaws (for all other proposals).
In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees for election at the 2024 Annual Meeting other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company’s Corporate Secretary at the Company’s principal executive offices no later than April 16, 2024, the date that is 60 calendar days prior to the first anniversary of the 2023 Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the first anniversary of the 2023 Annual Meeting, then any such notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.
HOUSEHOLDING INFORMATION
Some banks, brokers, and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2022 Annual Report on Form 10-K (the “2022 Form 10-K”). If you and other stockholders of record with whom you share an address currently receive multiple sets of proxy statements and annual reports, and you would like to receive only a single copy of each in the future, or if you and other stockholders of record with whom you share an address currently receive a single copy of proxy statements and annual reports, and you would like to receive a separate copy of each in the future, please send your name, the name of your brokerage firm, and your account number to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 800-542-1061. If you hold your shares in street name (that is, through a bank, brokerage account or other record holder), please contact your bank, broker or the other record holder to request information about householding.
OTHER MATTERS
Our Board knows of no other matters to be submitted during the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed proxy will vote the shares they represent in such manner as the Board may recommend.
ANNUAL REPORT ON FORM 10-K
Our 2022 Form 10-K may be obtained, without charge, by writing to the Company at 32000 Aurora Road, Suite B, Solon, Ohio 44139, Attention: Investor Relations or by accessing the report on our website at http://www.energyfocus.com.
Energy Focus, Inc.
32000 Aurora Road, Suite B
Solon, Ohio 44139

Dated: May 1, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ENERGY FOCUS, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Energy Focus, Inc. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
Resolutions were duly adopted by the Board of Directors of the Company pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth the amendment to the Certificate of Incorporation of the Company, as amended, and declaring said amendment to be advisable. The stockholders of the Company duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:
RESOLVED, that paragraph (A) of Article IV of the Certificate of Incorporation of the Company, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:
“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares, each with a par value of $0.0001 per share. Fifty Million (50,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock.”
Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each [ ]1 shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From and after the Effective Time, certificates representing shares of Old Common Stock shall represent the number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the immediately preceding sentence. No fractional shares of Common Stock shall be issued as a result of such reclassification. All shares of New Common Stock (including fractions thereof) issuable at the Effective Time to a given holder shall be aggregated for purposes of determining whether such would result in the issuance of any fractional share. If, after the aforementioned aggregation, such would result in the issuance of a fraction of a share of New Common Stock, in lieu of receiving any such fractional share, the holder (other than with respect to shares of New Common Stock held by the Corporation as treasury stock) otherwise entitled to such fraction will be entitled to receive a sum in cash (without interest) equal to, as the Corporation may determine, either (a) the holder’s proportionate interest in the proceeds, net of selling costs not paid and satisfied by the Corporation, from the aggregation and sale of the fractional shares by the transfer agent for the New Common Stock or (b) the closing price of the Old Common Stock on The Nasdaq Stock Market LLC (or the principal market upon which the Old Common Stock is trading) on the trading day immediately prior to the Effective Time, as adjusted by the ratio of one share of New Common Stock for every [ ]1 shares of Old Common Stock, multiplied by the applicable fraction of a share of New Common Stock.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Chief Executive Officer this Day of June, 2023.
ENERGY FOCUS, INC.

By: _________________________
Lesley A. Matt, Chief Executive Officer

1 The final split ratio, within the range of 1:2 to 1:10, to be determined by the Board of Directors of the Corporation pursuant to the authority granted by stockholders, as described in the accompanying proxy statement.
A-1

ENERGY FOCUS, INC.
C/O BROADRIDGE CORPORATE ISSUER
P.O. BOX 1342
BRENTWOOD, NY 11717

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During The Meeting - Go to **www.virtualshareholdermeeting.com/EFOI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17677-P93523

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERGY FOCUS, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE FOLLOWING:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Wen-Jeng Chang
02) Jennifer Cheng
03) K.R. "Kaj" den Daas
04) Jay (Chiao Chieh) Huang
05) Gina (Mei Yun) Huang
06) Brian Lagarto
07) Jeffery Parker
08) Stephen Socolof

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2, 3 AND 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 15, 2023 AT 9:00 AM, EASTERN TIME
Access to this year's virtual Annual Meeting of Stockholders will be available at www.virtualshareholdermeeting.com/EFOI2023. A replay of the meeting will be available for 1 year.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V17678-P93523

ENERGY FOCUS, INC.
Annual Meeting of Stockholders
June 15, 2023, 9:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lesley Matt and James Warren, or any of them, proxies and attorneys-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of capital stock of Energy Focus, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via live webcast only at www.virtualshareholdermeeting.com/EFOI2023, at 9:00 AM, Eastern Time, on June 15, 2023, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the Company's 2023 Annual Meeting of Stockholders, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side